                                                                    EXHIBIT 99.1

                      (WESTPORT RESOURCES CORPORATION LOGO)

                         WESTPORT RESOURCES CORPORATION
                            1670 BROADWAY, SUITE 2800
                                DENVER, CO 80202


   WESTPORT REPORTS RECORD FIRST QUARTER 2003 FINANCIAL AND OPERATING RESULTS

Denver, Colorado - May 6, 2003 - Westport Resources Corporation (NYSE: WRC) today announced record net income, production, EBITDAX and discretionary cash flow for the first quarter of 2003. This increase is primarily attributable to production from properties acquired by Westport during 2002 in the Williston Basin, Southeast Texas and Utah, the results of our capital expenditure program and higher oil and natural gas prices. Net income available to common stockholders was approximately $19.3 million or $0.29 per basic share ($0.29 per diluted share), which reflects a one-time charge to earnings of a $3.4 million cumulative effect of the change in accounting principle due to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 143, effective January 1, 2003. SFAS No. 143 relates to well plugging and abandonment liabilities. For the same period in 2002, Westport reported a net loss available to common stockholders of $20.7 million or $0.40 per basic share ($0.40 per diluted share).

Average daily gas equivalent production for the first quarter of 2003 increased approximately 28% to a record 440 Mmcfe/d, compared to 343 Mmcfe/d in the first quarter of 2002. Approximately 70% of the production was natural gas. Realized commodity prices for the first quarter of 2003 averaged approximately $31.63 per barrel of oil and $5.63 per Mcf of gas before the effect of commodity price risk management settlements and approximately $26.60 per barrel of oil and $4.52 per Mcf after such effect. For the same period in 2002, realized commodity prices averaged approximately $18.32 per barrel of oil and $2.19 per Mcf of gas before the effect of commodity price risk management settlements and approximately $19.29 per barrel of oil and $2.30 per Mcf after such effect.

Net cash provided by operating activities for the first quarter of 2003 was approximately $95.3 million, compared to $41.1 million for the same period in 2002. In addition, EBITDAX and discretionary cash flow for the first three months of 2003 achieved record levels of approximately $127.8 million and $111.7 million, respectively, compared to $47.5 million and $39.4 million for the corresponding period in 2002. EBITDAX and discretionary cash flow are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"). EBITDAX and discretionary cash flow are presented herein because of their wide acceptance as financial indicators of a company's ability to internally generate funds for exploration, development and acquisition activities and to service or incur debt. For a definition, detailed summary and reconciliation of each measure to the most comparable GAAP measure, please refer to the section entitled "Reconciliation of Non-GAAP Financial Measures" included in this release.

"Westport's record first quarter 2003 results reflect the successful development and integration of the properties we acquired throughout 2002," commented Don Wolf, Chairman and Chief Executive Officer of Westport. "We are executing at high levels of activity in all of our divisions and expect to continue to post solid operating results throughout the remainder of 2003."

OPERATING RESULTS

In the first quarter of 2003, Westport drilled 41 development wells, 98% of which were successful, and six exploration wells, 33% of which were successful. As of March 31, 2003, 36 development wells and six exploration wells were being drilled or completed.

NORTHERN DIVISION

Westport's net daily production for the Northern Division averaged approximately 112 Mmcfe/d during the first quarter of 2003, representing approximately a 4% increase from 108 Mmcfe/d reported in the first quarter of 2002. In this Division during the first three months of 2003, Westport drilled 12 development wells, all of which were successful, and participated in one unsuccessful exploration well. As of March 31, 2003, 10 development wells and one exploration well were being drilled or completed in the Northern Division.

Westport continued its successful horizontal drilling program in the Williston Basin of North Dakota, drilling six successful development wells in the area, with three development wells being drilled or completed at the end of the quarter. The net daily production from the basin for the first quarter of 2003 averaged approximately 50 Mmcfe/d, representing approximately 44% of the Northern Division's net production, an increase of approximately 16% from 43 Mmcfe/d reported in the first quarter of 2002.

In the Wright Area of the Powder River Basin, Westport drilled two additional successful coalbed methane development wells in the first quarter of 2003 and was drilling one additional development well at the end of the quarter. Current production net to Westport is approximately 10 Mmcfe/d. The Company plans to drill 17 to 20 additional Wyodak coalbed methane development wells during the remainder of 2003 in this area.

Within the southwest Wyoming gas provinces, including the Greater Green River and Wind River Basins, Westport participated in the successful drilling and completion of two development wells and participated in one unsuccessful exploratory well during the first quarter of 2003. Two additional development wells and an exploratory well were being drilled or completed at the end of the quarter. The Company plans to drill 15 to 20 wells in this area in 2003.

In the Gooseberry oil field located in the Big Horn Basin of Wyoming, Westport drilled two successful development wells and was drilling a third development well at the end of the first quarter 2003. A fourth well in this development program has been drilled in the second quarter of 2003 and completions are under way on three of the wells, with the fourth commencing production.

WESTERN DIVISION

Westport's net daily production for its Western Division averaged approximately 67 Mmcfe/d during the first quarter of 2003. After initiating the development drilling program in mid-February 2003, Westport drilled nine development wells, all of which were successful. The majority of these wells will be completed and placed on production during the second quarter of 2003. As of March 31, 2003, five development wells and one exploration well were being drilled or completed by the Western Division. The exploration well successfully tested the deeper Mesaverde and commenced production in early May.

Currently, Westport has four operated rigs drilling on the Utah properties. One rig has capability to drill to depths of 13,000 feet and is targeting the deeper Lower Mesaverde and Mancos formations. The Company expects to drill a total of 80 to 90 wells in this area in 2003.

SOUTHERN DIVISION

Westport's net daily production for the Southern Division averaged approximately 151 Mmcfe/d during the first quarter of 2003, representing approximately a 12% increase from 135 Mmcfe/d reported in the first quarter of 2002. During the first three months of 2003, Westport drilled 19 successful development wells, one unsuccessful development well, one successful exploration well and two unsuccessful exploration wells. As of March 31, 2003, 21 development wells and one exploration well were being drilled or completed by the Southern Division.

Since closing the Southeast Texas acquisition in September 2002, Westport has increased net daily production attributable to the acquired properties by over 40% to approximately 40 Mmcfe/d. Since October 2002, Westport has drilled five successful wells in this area and one dry hole. Three of these wells are currently producing, one of which commenced in December 2002, and the other two during the first quarter of 2003. The remaining two wells are being completed and are expected to be on production by mid-May. Westport expects to drill an additional seven to 10 wells in this area this year. In addition, the Company has participated in the acquisition of approximately 100 square miles of 3-D seismic data and is currently acquiring an additional 90 square miles, from which we expect additional drilling opportunities will be generated.

In late 2002, Westport participated in a successful Wilcox exploration test of the Spaulding Prospect located in Newton County, Texas, which commenced production in January 2003. A second successful well was initiated in the first quarter and is scheduled to be completed and producing by late May. A third well commenced drilling in late April 2003 and Westport anticipates drilling at least one to two additional development wells in this area in 2003. Westport holds a 35% working interest in this prospect.

In the Elm Grove field of Louisiana, Westport drilled five successful development wells during the first quarter and as of March 31, 2003, was completing seven and drilling two development wells. Production from the field during the first quarter was approximately 17 Mmcfe/d, net to Westport. Two rigs are currently drilling in this field.

The balance of the first quarter development drilling in the Southern Division occurred in various fields including the Bryceland West and Sibley fields of Louisiana and the Shafter Lake field in the Permian Basin of Texas.

GULF OF MEXICO DIVISION

Westport's net daily production for the Gulf of Mexico Division averaged approximately 110 Mmcfe/d during the first quarter of 2003, representing a 10% increase from 100 Mmcfe/d reported in the first quarter of 2002. During the first three months of 2003, Westport drilled one successful exploration well in Ship Shoal Block 94 and one unsuccessful exploration well in South Timbalier Block 315. At the end of the quarter, the Company was also drilling an exploration well in each of West Cameron Block 181, West Cameron Block 73 and Galveston Blocks 351/352.

Subsequent to March 31, 2003, an exploration well in West Cameron Block 73 finished drilling and encountered more than 250 feet of net gas pay. Westport owns a 30% non-operated working interest and first production is expected from the field in early 2004.

The Galveston Blocks 351/352 well, GA 352-2, was also a discovery subsequent to the quarter end and Westport is currently completing the well, in which it owns a 67% working interest. The Company plans to install facilities and commence production by the end of the third quarter of 2003.

Development of the South Timbalier Blocks 315/316 field continued on schedule during the first quarter of 2003. The Company expects to complete installation of the platform, facilities and drilling rig this summer. Existing wells will be completed and the Company expects to drill a development well from the platform during the third and fourth quarters of this year. The platform will be capable of handling maximum production of 18,500 bbl/d and 70 Mmcf/d, a substantial portion of which Westport anticipates to be used during the early life of this major discovery. Finally, the Company expects to commence production from the field during the fourth quarter of 2003. Westport operates this field and holds a 40% working interest.

Westport is also proceeding with the installation and hook-up of a production platform in Ship Shoal Block 94. The Company anticipates this 50 Mmcf/d and 2,500 bbl/d facility to be installed in time to commence production from the Block in the third quarter of 2003. Westport operates this Block and holds a 60% working interest.

COMMODITY PRICE RISK MANAGEMENT

For the three months ended March 31, 2003, Westport recorded hedge settlement charges of approximately $40.4 million and non-hedge non-cash change in fair market value of derivatives gain of $2.3 million. For the corresponding period in 2002, Westport recorded hedge settlement gain of $3.9 million, non-hedge settlement gain of $1.1 million and non-hedge non-cash change in fair market value of derivatives charges of $9.3 million. For a detailed summary of commodity price risk management contracts, please refer to the commodity price risk management table attached to the end of this release.

2003 GUIDANCE

Westport is updating its 2003 guidance as a result of timing considerations involving its four completion projects in the Gulf of Mexico and the divestiture of some marginal properties. Westport estimates its total production for 2003 will be approximately 160.5 to 166.0 Bcfe, or approximately 440 to 455 Mmcfe average daily rate for the year. The Company estimates a 70% / 30% natural gas/oil ratio. The following is Westport's guidance relating to its production and cost structure for 2003:

                                                                         Current Guidance   Previous Guidance
                                                                         ----------------   -----------------

Production, total for year (Bcfe).......................................  160.5 - 166.0      162.5 - 170.0
Production, average daily rate (Mmcfe/d)................................    440 - 455          445 - 465
Lease operating expense, including workover expense  ($/Mcfe)...........  $0.60 - $0.70      $0.60 - $0.70
Production taxes (% of pre-hedged oil and natural gas sales)............   5.5% - 6.5%        5.5% - 6.5%
Transportation expense ($/Mcfe).........................................  $.08 - $0.14       Not provided
General and administrative expense ($/Mcfe).............................  $0.15 - $0.20      $0.15 - $0.20
Interest expense ($/Mcfe)...............................................  $0.30 - $0.40      $0.35 - $0.45
Depletion, depreciation, and amortization expense ($/Mcfe)..............  $1.50 - $1.60      $1.45 - $1.55
Commodity price differentials (% of NYMEX prices).......................    88% - 92%          88% - 92%

Westport set its 2003 capital budget at $230 million, with approximately 75% allocated to exploitation and 25% to exploration. Approximately 20% of the 2003 capital budget is expected to be allocated to the Western Division, 22% to the Northern Division, 24% to the Southern Division and 34% to the Gulf of Mexico Division. These ratios are subject to change based on drilling expense, unanticipated transaction opportunities and other factors. The Company does not budget for acquisitions, which have historically been a major part of the Company's growth strategy, and accordingly, the capital budget could be materially affected by such transactions, if any. As a result of higher than anticipated oil and gas prices, we may increase our level of investment throughout the remainder of the year. The Company intends to fund its 2003 capital spending with internally generated cash flows.

CONFERENCE CALL

Westport will host a telephone conference call on Wednesday, May 7, 2003, at 11 a.m. EDT to discuss financial and operational results for the first quarter of 2003. Please call 800-218-0530 (US/Canada) or 303-262-2130 (International) to be connected to the call. A digitized replay will also be available for two weeks following the live broadcast at 800-405-2236 (US/Canada) or 303-590-3000 (International) and can be accessed by using the passcode 535955#.

In addition, the conference call will be available live on the Internet from the Investor Relations-Webcast Presentation tab on Westport's website at www.westportresourcescorp.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and archived on the Company's website.

SUMMARY DATA
(in thousands, except per share data)

                                                           FOR THE THREE MONTHS ENDED MARCH 31,
                                                           ------------------------------------
                                                               2003                   2002
                                                           ------------           ------------

Production
   Oil (Mbbls).........................................           2,046                  1,805
   Natural gas (Mmcf)..................................          27,319                 20,078
   Mmcfe...............................................          39,595                 30,907

Average daily production
   Oil (Mbbls/d).......................................            22.7                   20.1
   Natural gas (Mmcf/d)................................           303.5                  223.1
   Mmcfe/d.............................................           439.9                  343.4

Average prices
   Oil (per bbl).......................................    $      31.63           $      18.32
   Natural gas (per Mcf)...............................            5.63                   2.19
Hedging effect (per Mcfe)..............................           (1.02)                   .13

Oil and natural gas sales..............................    $    218,419           $     77,012
Lease operating expense................................          26,336                 19,675
   Per Mcfe............................................             .67                    .64
Production taxes.......................................          13,058                  5,865
   % of pre-hedged oil and natural gas sales...........             6.0%                   7.6%
Transportation expense.................................           4,024                  2,652
   Per Mcfe............................................             .10                    .09
General and administrative costs.......................           7,228                  5,934
   Per Mcfe............................................             .18                    .19
Interest expense.......................................          16,342                  8,371
   Per Mcfe............................................             .41                    .27
Depletion, depreciation and amortization...............          61,065                 47,589
   Per Mcfe............................................            1.54                   1.54

EBITDAX................................................    $    127,786           $     47,503

Discretionary cash flow................................    $    111,726           $     39,394

Net income available to common stockholders............    $     19,250           $    (20,663)
   Per common share data...............................    $        .29           $       (.40)
   Per diluted share data..............................    $        .29           $       (.40)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
(unaudited)

EBITDAX and discretionary cash flow (as defined below) are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. EBITDAX and discretionary cash flow should not be considered as alternatives to net cash provided by operating activities and net income (loss) or income (loss) from continuing operations, as defined by GAAP. EBITDAX and discretionary cash flow should also not be considered as indicators of the Company's financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies. The following sets forth a reconciliation of net cash provided by operating activities to EBITDAX and discretionary cash flow:

                                                                     FOR THE THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                 ---------------------------------
                                                                     2003                 2002
                                                                 ------------         ------------

EBITDAX (1)

    Net cash provided by operating activities.................   $     95,286         $     41,100
       Adjustments:
              Interest expense................................         16,060                8,109
              Changes in other assets and liabilities.........         16,440               (1,706)
                                                                 ------------         ------------
           EBITDAX............................................   $    127,786         $     47,503
                                                                 ============         ============

                                                                     FOR THE THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                 ---------------------------------
                                                                     2003                 2002
                                                                 ------------         ------------

DISCRETIONARY CASH FLOW (2)

    Net cash provided by operating activities.................   $     95,286         $     41,100
       Adjustments:
              Changes in other assets and liabilities.........         16,440               (1,706)
                                                                 ------------         ------------
           Discretionary cash flow............................   $    111,726         $     39,394
                                                                 ============         ============

(1) "EBITDAX" is a non-GAAP financial measure equal to net cash provided by operating activities, the most directly comparable GAAP financial measure, adjusted for interest expense and changes in other assets and liabilities.

(2) "Discretionary cash flow" is a non-GAAP financial measure equal to net cash provided by operating activities, the most directly comparable GAAP financial measure, adjusted for changes in other assets and liabilities.

COMMODITY PRICE RISK MANAGEMENT

The summary tables below provide details as of May 2, 2003 regarding the volumes and prices of all open commodity price risk management contracts, including hedge and non-hedge commitments, for the second, third and fourth quarters of 2003 and for all of 2004 and 2005.

                                                                                2003              2004             2005
                                                                           --------------     ------------     ------------
                                                                           (SECOND, THIRD
                                                                             AND FOURTH
(unaudited)                                                                   QUARTERS)
                                                                           --------------
HEDGES
GAS
  NYMEX Price Swaps Sold -- receive fixed price (thousand Mmbtu) (1) ..           24,250           18,300            9,125
    Average price, per Mmbtu ..........................................     $       4.01     $       3.92     $       3.96
  NWPRM Price Swaps Sold -- receive fixed price (thousand Mmbtu) (2) ..               --           10,980               --
    Average price, per Mmbtu ..........................................               --     $       3.33               --
  CIGRM Price Swaps Sold -- receive fixed price (thousand Mmbtu) (3) ..            2,750               --               --
    Average price, per Mmbtu ..........................................     $       3.59               --               --
  NYMEX Collars Sold (thousand Mmbtu) (4) .............................           17,578           16,380            3,650
    Average floor price, per Mmbtu ....................................     $       3.61     $       3.70     $       4.00
    Average ceiling price, per Mmbtu ..................................     $       4.29     $       4.00     $       5.07
  NWPRM Collars Sold (thousand Mmbtu) (5) .............................            5,500               --               --
    Average floor price, per Mmbtu ....................................     $       3.00               --               --
    Average ceiling price, per Mmbtu ..................................     $       3.29               --               --
  NYMEX Three-way collars (Mmbtu) (4), (6) ............................            6,050            3,660               --
    Average floor price, per Mmbtu ....................................     $       3.39     $       4.00               --
    Average ceiling price, per Mmbtu ..................................     $       4.73     $       5.00               --
    Three-way average floor price, per Mmbtu ..........................     $       2.22     $       3.15               --

  Basis Swaps Versus NYMEX (7)
    NWPRM (thousand Mmbtu) ............................................           10,100            3,660               --
       Average differential price, per Mmbtu ..........................     $       0.67     $       0.66               --
    CIGRM (thousand Mmbtu) ............................................            2,750            1,830               --
       Average differential price, per Mmbtu ..........................     $       0.95     $       0.81               --

OIL
  NYMEX Price Swaps Sold -- receive fixed price (Mbbls) (1) ...........              545            1,098               --
    Average price, per bbl ............................................     $      21.09     $      24.02               --
  NYMEX Collars Sold (Mbbls) (4) ......................................            1,485               --               --
    Average floor price, per bbl ......................................     $      24.45               --               --
    Average ceiling price, per bbl ....................................     $      26.45               --               --
  NYMEX Three-way collars (Mbbls) (4), (6) ............................            1,500            1,098               --
    Average floor price, per bbl ......................................     $      23.18     $      23.83               --
    Average ceiling price, per bbl ....................................     $      26.30     $      26.92               --
    Three-way average floor price, per bbl ............................     $      18.90     $      19.00               --

NON-HEDGES
GAS
   Basis swaps, index versus index (8)
     NWPRM versus CIGRM (Mmbtu) .......................................            8,260               --               --
         Average differential price, per Mmbtu ........................     $       0.42               --               --
OIL
  NYMEX Price Swaps Sold, receive fixed price (Mbbls) (1) .............              225               --               --
    Average price per bbl .............................................     $      18.86               --               --

----------

(1) For any particular NYMEX swap sold transaction, the counterparty is required to make a payment to Westport in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(2) For any particular NWPRM swap sold transaction, the counterparty is required to make a payment to Westport in the event that the NWPRM Index Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the counterparty in the event that the NWPRM Index Price for any settlement period is greater than the swap price for such hedge.

(3) For any particular CIGRM swap sold transaction, the counterparty is required to make a payment to Westport in the event that the CIGRM Index Price for any settlement period is less than the swap price for such hedge, and Westport is required to make a payment to the counterparty in the event that the CIGRM Index Price for any settlement period is greater than the swap price for such hedge.

(4) For any particular NYMEX collar transaction, the counterparty is required to make a payment to Westport if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Westport is required to make payment to the counterparty if the average NYMEX Reference Price is above the ceiling price of such transaction.

(5) For any particular NWPRM collar transaction, the counterparty is required to make a payment to Westport if the average NWPRM Index Price for the reference period is below the floor price for such transaction, and Westport is required to make payment to the counterparty if the average NWPRM Index Price is above the ceiling price of such transaction.

(6) Three way collars are settled as described in footnote (4) above, with the following exception: if the NYMEX Reference Price falls below the three-way floor price, the average floor price is reduced by the amount the NYMEX Reference Price is below the three-way floor price. For example, if the NYMEX Reference Price is $18.00 per bbl during the term of the 2002 three-way collars, then the average floor price would be $22.29 per bbl.

(7) For any particular basis swap versus NYMEX, the counterparty is required to make a payment to Westport in the event that the difference between the NYMEX Reference Price and the applicable published index (NWPRM or CIGRM) for any settlement period is greater than the swap differential price for such hedge, and Westport is required to make a payment to the counterparty in the event that the difference between the NYMEX Reference Price and the applicable published index (NWPRM or CIGRM) for any settlement period is less than the swap differential price for such hedge.

(8) These basis swaps are based on the differences in two indices not versus NYMEX. The counterparty is required to make a payment to Westport in the event that CIGRM plus the swap differential price exceeds NWPRM for any settlement period, and Westport is required to make a payment to the counterparty in the event that CIGRM plus the swap differential price is less than NWPRM for any settlement period.

                         WESTPORT RESOURCES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      ASSETS

                                                                                       MARCH 31,        DECEMBER 31,
                                                                                          2003              2002
                                                                                      ------------      ------------
                                                                                      (UNAUDITED)
Current Assets:
    Cash and cash equivalents ...................................................     $     64,699      $     42,761
    Accounts receivable, net ....................................................           92,501            73,549
    Derivative assets ...........................................................           10,668            14,861
    Prepaid expenses ............................................................           14,735            13,358
                                                                                      ------------      ------------
      Total current assets ......................................................          182,603           144,529
                                                                                      ------------      ------------

Property and equipment, at cost:
    Oil and natural gas properties, successful efforts method:
      Proved properties .........................................................        2,222,349         2,138,471
      Unproved properties .......................................................          103,312           104,430
                                                                                      ------------      ------------
                                                                                         2,325,661         2,242,901
    Less accumulated depletion, depreciation and amortization ...................         (536,795)         (481,396)
                                                                                      ------------      ------------
      Net oil and gas properties ................................................        1,788,866         1,761,505
                                                                                      ------------      ------------

    Field services assets .......................................................           39,229            39,185
    Less accumulated depreciation ...............................................             (280)               --
                                                                                      ------------      ------------
      Net field services assets .................................................           38,949            39,185
                                                                                      ------------      ------------

    Building and other office furniture and equipment ...........................            9,886             9,686
    Less accumulated depreciation ...............................................           (4,084)           (3,933)
                                                                                      ------------      ------------
      Net building and other office furniture and equipment .....................            5,802             5,753
                                                                                      ------------      ------------
Other assets:
    Long-term derivative assets .................................................           16,326            14,824
    Goodwill ....................................................................          245,944           246,712
    Other assets ................................................................           20,231            21,033
                                                                                      ------------      ------------
      Total other assets ........................................................          282,501           282,569
                                                                                      ------------      ------------
      Total assets ..............................................................     $  2,298,721      $  2,233,541
                                                                                      ============      ============

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable ............................................................     $     51,476      $     51,158
    Accrued expenses ............................................................           46,642            39,209
    Ad valorem taxes payable ....................................................           11,308             8,988
    Derivative liabilities ......................................................           80,902            56,156
    Income taxes payable ........................................................               86                86
    Current asset retirement obligation .........................................           10,072                --
                                                                                      ------------      ------------
      Total current liabilities .................................................          200,486           155,597

Long-term debt ..................................................................          773,154           799,358
Deferred income taxes ...........................................................          119,807           124,530
Long term derivative liabilities ................................................           32,500            21,305
Long term asset retirement obligation ...........................................           50,077               745
                                                                                      ------------      ------------
      Total liabilities .........................................................        1,176,024         1,101,535
                                                                                      ------------      ------------
Stockholders' equity:
    6 1/2% convertible preferred stock, $.01 par value; 10,000,000 shares authorized; 2,930,000 issued and outstanding at March 31, 2003 and
       December 31, 2002, respectively ..........................................               29                29
    Common stock, $0.01 par value; 100,000,000 authorized; 66,943,970 and
       66,823,830 shares issued and outstanding at March 31, 2003 and,
       December 31, 2002, respectively ..........................................              670               668
    Additional paid-in capital ..................................................        1,150,483         1,150,345
    Treasury stock-at cost; 35,681 and 33,617 shares at March 31, 2003 and
       December 31, 2002, respectively ..........................................             (512)             (469)
    Retained earnings ...........................................................           19,252                 2
    Accumulated other comprehensive income
       Deferred hedge loss, net .................................................          (47,064)          (18,408)
       Cumulative translation adjustment ........................................             (161)             (161)
                                                                                      ------------      ------------
       Total stockholders' equity ...............................................        1,122,697         1,132,006
                                                                                      ------------      ------------
    Total liabilities and stockholders' equity ..................................     $  2,298,721      $  2,233,541
                                                                                      ============      ============

                         WESTPORT RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                FOR THE THREE MONTHS
                                                                                  ENDED MARCH 31,
                                                                           ------------------------------
                                                                               2003              2002
                                                                           ------------      ------------
Operating revenues:
    Oil and natural gas sales ........................................     $    218,419      $     77,012
    Hedge settlements ................................................          (40,446)            3,935
    Gathering income .................................................            1,209                --
    Commodity price risk management activities:
        Non-hedge settlements ........................................               --             1,084
        Non-hedge change in fair value of derivatives ................            2,320            (9,253)
    Gain on sale of operating assets, net ............................              392                --
                                                                           ------------      ------------
           Net revenues ..............................................          181,894            72,778
                                                                           ------------      ------------

Operating costs and expenses:
    Lease operating expenses .........................................           26,336            19,675
    Production taxes .................................................           13,058             5,865
    Transportation costs .............................................            4,024             2,652
    Gathering expenses ...............................................            1,096                --
    Exploration ......................................................           12,047            10,342
    Depletion, depreciation and amortization .........................           61,065            47,589
    Impairment of unproved properties ................................            3,480               959
    Stock compensation expense, net ..................................               (3)            1,881
    General and administrative .......................................            7,228             5,934
                                                                           ------------      ------------
           Total operating expenses ..................................          128,331            94,897
                                                                           ------------      ------------

           Operating income (loss) ...................................           53,563           (22,119)
Other income (expense):
     Interest expense ................................................          (16,342)           (8,371)
     Interest income .................................................              201                80
     Change in fair value of interest rate swap ......................               --               226
     Other ...........................................................              145              (482)
                                                                           ------------      ------------
Income (loss) before income taxes ....................................           37,567           (30,666)
                                                                           ------------      ------------

Benefit (provision) for income taxes:
     Current .........................................................               --                --
     Deferred ........................................................          (13,712)           11,193
                                                                           ------------      ------------
           Total benefit (provision) for income taxes ................          (13,712)           11,193
                                                                           ------------      ------------
     Net income (loss) before cumulative effect of change in
     accounting principle ............................................           23,855           (19,473)

Cumulative effect of change in accounting principle (net of tax
effect of $1,962) ....................................................           (3,414)               --
                                                                           ------------      ------------
Net income (loss) ....................................................           20,441           (19,473)
Preferred stock dividends ............................................           (1,191)           (1,190)
                                                                           ------------      ------------
Net income (loss) available to common stockholders ...................     $     19,250      $    (20,663)
                                                                           ============      ============

Weighted average number of common shares outstanding:
     Basic ...........................................................           66,817            52,081
                                                                           ============      ============
     Diluted .........................................................           67,631            52,081
                                                                           ============      ============
Net income (loss) per common share:
Basic:
     Net income (loss) before cumulative effect of change in
     accounting principle ............................................     $        .34      $       (.40)
     Cumulative effect of change in accounting principle .............             (.05)               --
                                                                           ------------      ------------
        Net income (loss) available to common stockholders ...........     $        .29      $       (.40)
                                                                           ============      ============
Diluted:
     Net income (loss) before cumulative effect of change in
     accounting principle ............................................     $        .34      $       (.40)
     Cumulative effect of change in accounting principle .............             (.05)               --
                                                                           ------------      ------------
        Net income (loss) available to common stockholders ...........     $        .29      $       (.40)
                                                                           ============      ============

                         WESTPORT RESOURCES CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                           FOR THE THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                                                      ------------------------------
                                                                                          2003              2002
                                                                                      ------------      ------------
Cash flows from operating activities:
    Net income (loss) ...........................................................     $     20,441      $    (19,473)
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depletion, depreciation and amortization ..................................           61,065            47,589
      Exploratory dry hole costs ................................................            4,892             4,781
      Impairment of unproved properties .........................................            3,480               959
      Deferred income taxes .....................................................           13,712           (11,193)
      Stock compensation expense ................................................               (3)            1,881
      Change in fair value of derivatives .......................................              981             9,027
      Amortization of derivative liabilities ....................................           (3,164)           (2,668)
      Amortization of deferred financing fees ...................................              282               262
      Gain on sale of operating assets, net .....................................             (392)               --
      Cumulative change in accounting principle, net of tax .....................            3,414                --
      Changes in assets and liabilities, net of effects of acquisitions:
         Decrease (increase) in accounts receivable .............................          (26,403)           21,705
         Increase in prepaid expenses ...........................................           (1,002)           (2,554)
         Increase (decrease) in accounts payable ................................              325           (13,851)
         Increase in ad valorem taxes payable ...................................            2,998               816
         Decrease in income taxes payable .......................................               --               (44)
         Increase in accrued expenses ...........................................           14,877             3,928
         Decrease in other liabilities ..........................................             (217)              (65)
                                                                                      ------------      ------------

Net cash provided by operating activities .......................................           95,286            41,100
                                                                                      ------------      ------------

Cash flows from investing activities:
      Additions to property and equipment .......................................          (50,731)          (37,024)
      Proceeds from sales of assets .............................................            3,563               147
      Acquisitions of oil and gas properties and purchase price adjustments .....            4,911           (37,981)
      Other .....................................................................               --               (27)
                                                                                      ------------      ------------

Net cash used in investing activities ...........................................          (42,257)          (74,885)
                                                                                      ------------      ------------

Cash flows from financing activities:
      Proceeds from issuance of common stock ....................................              143               393
      Proceeds from issuance of long-term debt ..................................               --            45,000
      Repayment of long term debt ...............................................          (30,000)               --
      Preferred stock dividends paid ............................................           (1,191)           (1,190)
      Repurchase of common stock ................................................              (43)               --
      Financing fees ............................................................               --               (35)
                                                                                      ------------      ------------

Net cash provided by (used in) financing activities .............................          (31,091)           44,168
                                                                                      ------------      ------------

Net increase in cash and cash equivalents .......................................           21,938            10,383

Cash and cash equivalents, beginning of period ..................................           42,761            27,584
                                                                                      ------------      ------------

Cash and cash equivalents, end of period ........................................     $     64,699      $     37,967
                                                                                      ============      ============

Supplemental cash flow information:
      Cash paid for interest ....................................................     $      6,283      $      5,830
                                                                                      ============      ============

      Cash paid for income taxes ................................................     $         --      $         44
                                                                                      ============      ============

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Rocky Mountains, Permian Basin/Mid-Continent, the Gulf Coast and the Gulf of Mexico.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as anticipated dates of first production, estimated reserves, estimated expenses, estimated prices and basis differentials, cash flow and capital expenditures, projected drilling and development activity, projected production, and projected property sales. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company's business and other cautionary statements set forth in the filings of the Company with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, environmental risks, regulatory changes, general economic conditions, risks of assimilating the acquired properties and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this release.